Exhibit 4.11

                                 AGREEMENT


Agreement ("Agreement") dated as of September ___, 1994, between
BFI ACQUISITIONS PLC ("Seller") and LAIDLAW INTERNATIONAL
INVESTMENTS B.V. and LAIDLAW INC. (referred to herein collectively as "Laidlaw"):

Whereas, CS First Boston Limited, on behalf of Seller, proposes to make offers ("Offers") to acquire all of the outstanding Ordinary Shares of 5 pence each ("Ordinary Shares") and American Depository Shares ("ADS") represented by American Depository Receipts of Attwoods plc ("Company") and 8 1/2 pence Guaranteed Redeemable Convertible Preference Shares of 5 pence each ("Preference Shares") of Attwoods (Finance) N.V, a subsidiary of the Company ("Finance Subsidiary") on the terms and conditions set out in the attached press announcement (the "Press Announcement");

Whereas, Laidlaw desires for Seller to make the Offers and has entered into an Agreement of even date herewith ("Irrevocable Agreement") with Seller, inter alia, granting to Seller an option to acquire all of the Ordinary Shares, ADS and Preference Shares owned by Laidlaw and certain of its subsidiaries upon the terms and conditions set forth therein;

Whereas, subject to the Offers becoming unconditional, Seller intends to cause the sale of the Business (as defined herein) carried on by the Company and/or subsidiaries of the Company;

Whereas, it is a condition to commencement of the Offers that Seller and Laidlaw enter into this Agreement;

Now, therefore, in consideration of the premises, including the commencement of the Offers, and other good and valuable consideration, the parties hereby agree as follows:

1. Definitions. In this Agreement, (a) the term "the Business" means the portable sanitation, portable accommodation and office accommodation and sanitary cleaning business conducted on the date hereof by the Company or any direct or indirect subsidiary thereof in continental Europe, and (b) the term "Assets" shall mean all assets, whether owned or leased, tangible or intangible, real or personal, primarily utilized in the Business including, without limitation, goodwill, equipment, machinery, inventories, supplies, vehicles, containers, office equipment, corporate names, trademarks, tradenames, portable facilities, contract rights, accounts receivable, all business, financial, accounting and legal records pertaining to such assets, leases of any such assets, interests in real estate and "net working capital" of $1,750,000. There will be an equitable proration of all prepaid items. "Net working capital" shall mean accounts receivable less accounts payable as of a date reasonably near the date of conveyance of the Assets plus cash and cash equivalent items as of the date of conveyance. Such Assets shall include the assets described above in existence on the date hereof, adjusted for additions or dispositions in the ordinary course of business between the date hereof and the date of sale pursuant to the Sales Agreement (as defined herein). If any assets of the type described above are utilized by the Company or any of its subsidiaries to a material extent (but not primarily) in the Business, Seller shall, if deemed advisable in its sole discretion for the operating efficiency of the Business, cause the inclusion in the sale of substitute assets of comparable function in lieu thereof. In no event shall the Assets include any assets used primarily in the solid waste collection or disposition operations of the Company or any subsidiary of the Company in continental Europe.

2. Auction Process. As promptly as practicable after the date representatives of Seller constitute a majority of the Company's directors, Seller shall prepare and/or assemble or cause to be prepared and/or assembled appropriate documents and other materials pertaining to the Business (the "Auction Documents") and shall make such information available to all persons which the Seller and its advisors believe are financially responsible and have expressed a bona fide interest in acquiring the Business. Seller shall disseminate information reflecting the proposed sale to as many potential purchasers (including Laidlaw) as is reasonably practicable. The Auction Documents shall include a proposed form of purchase and sale agreement ("Sales Agreement"). Subject to
     Section 4, Seller undertakes to cause the sale of the Business to the purchaser with the highest and best offer; provided, that Seller shall be the sole judge of the highest and best offer and shall be responsible for all procedures in connection with the auction of the Business. All potential purchasers shall receive or have access to the same information reflecting the Business. Seller shall also make personnel available at reasonable times to discuss the Business. Seller shall cause the Business to be operated in the ordinary course of business during the auction process.

3. Alternative Structures. Seller may in its discretion, in lieu of transferring the Assets directly, cause the sale to any third party of the capital stock of the entities owning the Assets or consider other forms of conveying the Assets if Seller determines that any such alternative would not have an adverse effect on (i) the Net Proceeds (as defined herein) and
     (ii) the economic consequences of the sale to Seller considering all relevant factors including tax consequences.

4.   Threshold Price.

     (a) If the auction process does not result in a binding agreement resulting in the sale of the Business acceptable to Seller for a consideration of at least $56,800,000 (exclusive of value added tax or similar sales tax) in cash, including the principal amount of (i) any indebtedness secured by the Assets and assumed in the sale and (ii) any capital leases on the Assets ("Threshold Price"), or is otherwise on terms which Seller determines are more burdensome to it than the terms of the proposed Sales Agreement, Seller may, but shall not be obligated to, give written notice ("Sales Notice") to such effect to Laidlaw.

     (b) Within thirty (30) days after receipt of the Sales Notice, Laidlaw shall purchase the Business from the Company and/or its subsidiaries (as appropriate) for the Threshold Price in immediately available funds pursuant to the Sales Agreement.

5. Terms of the Sales Agreement. The Sales Agreement will include the following terms:

     (a) the Assets will be sold "as is, where is" with no representation or warranty or covenant of any kind except for a representation that the Assets are being sold free and clear of any lien, claims and encumbrance created through or under Seller;

     (b) the purchase price paid for the Business shall be payable in immediately available funds;

     (c) the purchaser will assume responsibility for the following:

          (i) all accounts payable and other liabilities arising in the ordinary course of the Business in existence on the date of sale or an agreed date reasonably near the date of sale, except for indebtedness for money borrowed (other than indebtedness secured by the Assets);

          (ii) obligations under any leases (including capital leases) or contracts assigned to the purchaser and included in the Assets;

          (iii) liabilities under any litigation pending at the time of conveyance or arising thereafter on account of events prior to such time in connection with the Business;

          (iv)   all other contingent liabilities of the Business;

          (v) all taxes payable by the purchaser under applicable law; and

     (d) the purchaser shall assume responsibility for all full or part-time employees engaged primarily in the Business and all obligations thereto existing under contracts, employee benefit plans and arrangements and other similar plans or agreements arising by reason of laws relating to employee rights and benefits.

     Otherwise the Sales Agreement shall provide for the sale price, closing date and place and identification of the Assets and conveyancing of the same.

6. Termination. This Agreement shall remain in full force and effect from the date hereof until the earlier of (a) the execution of the Sales Agreement between Laidlaw and the Company and/or its subsidiaries (as appropriate), (b) the conveyance of the Business by Seller to another party or parties, (c) six (6) months after the date on which representatives of Seller constitute a majority of the Company's directors, (d) the assignment of the Irrevocable Agreement or transfer of the beneficial interest in the Option Shares to a party other than an affiliate of Seller, and (e) the transfer of more than 50% of the Beneficial interest in the ordinary shares of Seller or more than 50% of the beneficial interest in the Ordinary Shares of the Company to a party other than an affiliate of Seller.

7. Assignment. This Agreement may not be assigned by either party hereto, except that Seller may assign its rights and obligations hereunder to a corporation which is a direct or indirect wholly-owned subsidiary of Browning-Ferris Industries, Inc. and Laidlaw may assign its rights and obligations hereunder, but no such assignment shall relieve any assignor of its obligations hereunder.

8. Distribution of Net Proceeds. If the sale of the Business results in aggregate Net Proceeds (as hereinafter defined) of at least $56,800,000, Seller will pay an amount equal to an aggregate of 80% of the excess over $56,800,000 of such Net Proceeds to all persons accepting the Offer for the Ordinary Shares (which shall be deemed to include Laidlaw if the Stock Option in the Irrevocable Agreement is exercised by Seller), allocated among such persons as set forth in the Press Announcement. The term "Net Proceeds" shall mean the aggregate cash proceeds received for the sale of the Business, plus the principal amount of any indebtedness secured by the Assets and assumed in the sale of any capital leases on the Assets, less all expenses related to such sale, including legal and accounting fees and expenses, fees and expenses of the Seller and its affiliates in connection with the auction process, including financial advisory fees, transfer taxes and sales or similar taxes arising from the sale and borne by the Seller pursuant to applicable law the fees and expenses of the accounting firm described below, and expenses of distribution of the Net Proceeds; provided that such expenses shall not include any amount for the time of any employees of Seller or its affiliates or any income taxes, capital gains tax, or similar taxes. The calculation of Net Proceeds shall be confirmed by an accounting firm of recognized international standing which shall provide a report respecting such calculation.

9. Arbitration. Any dispute or controversy arising out of or in connection with this Agreement as to the existence, construction, validity, interpretation or meaning, performance, non-performance, enforcement, operation, breach, continuance or termination thereof or as to any disagreement as to the term of or any other aspect of the Sales Agreement or the identity of the assets to be transferred or liabilities to be assumed thereunder shall be submitted to arbitration pursuant to the following procedure:

     (i) Either party may demand such arbitration in writing after the controversy arises, which demand shall include the name of the arbitrator appointed by the party demanding arbitration, together with a statement of the matter in controversy;

     (ii) Within 15 days after such demand, the other party shall name an arbitrator, or in default thereof, such arbitrator shall be named by the Arbitration Committee of the American Arbitration Association, and the two arbitrators so selected shall name a third arbitrator within 15 days or, in lieu of such agreement on a third arbitrator by the two arbitrators so appointed, a third arbitrator shall be appointed by the Arbitration Committee of the American Arbitration Association;

     (iii) Each party shall bear all arbitration costs and expenses including legal fees and expenses incurred by it, except as hereafter provided. If any contest or dispute shall arise under this Agreement involving the failure or refusal of a party to perform in accordance with the terms hereof, and the arbitrators make an award to a party, the party against whom liability is found shall, as a part of the arbitration award, reimburse the other party for all legal fees and expenses, if any (including without limitation, arbitration costs and expenses), incurred by the other party in connection with such contest or dispute together with interest in an amount equal to the prime interest rate as reported in the Wall Street Journal, from time to time, but in no event higher than the maximum legal rate permissible under applicable law, on all payments held to be due under the terms of this Agreement, such interest to accrue from the date such payment(s) become due through the date of payment thereof;

     (iv) The arbitration hearing shall be held, as a part of the arbitration award, at a site in New York, New York to be agreed to by a majority of the arbitrators on 10 days' written notice to the parties, such notice to be given within 10 days after the naming of the third arbitrator as contemplated by Clause (ii) above;

     (v) The arbitration hearing shall be concluded within 10 days after the commencement thereof, unless otherwise ordered by a majority of the arbitrators, and the award thereon shall be made within 10 days after the close of the submission of evidence. An award rendered by a majority of the arbitrators appointed pursuant to this Agreement shall be final and binding on all parties to the proceeding during the period of this Agreement, and judgement on such award may be entered by either party in the highest court having jurisdiction. The parties stipulate that the provisions hereof shall be a complete defence to any suit, action, or proceeding instituted in any federal, state, local or foreign court or before any administrative tribunal with respect to any controversy or dispute arising during the period of this Agreement and which is arbitrable as herein set forth.

10. Notices. Any notice provided for herein shall be in writing and shall be delivered in person or sent by certified mail, return receipt requested, to the parties at the address of each set forth below:

     If to:      BFI Acquisitions plc
                 P.O. Box 3151
                 Houston, Texas 77253
                 Attn: Corporate Secretary

     If to:      Laidlaw Inc.
                 3221 North Service Road
                 Burlington, Ontario, Canada L7R 3Y8
                 Attn: Senior Vice President and General Counsel

     The notice shall be deemed received on the date of delivery in person or the date of actual receipt by certified mail.

 11. Miscellaneous.

     (a) Modification. This Agreement shall not be changed or modified except by an agreement in writing signed by all parties hereto.

     (b) Waiver. The waiver by either party of any failure on the part of the other party to perform in accordance with any of the terms or conditions of this Agreement shall not be construed as a waiver of any future or continuing failure, whether similar or dissimilar thereto. Except as otherwise expressly provided herein, no waiver of any right shall be implied by any delay by a party in enforcing or acting under such right. Waivers shall be effective only if specifically set forth in writing signed by the party to be charged with such waiver.

     (c) Governing Law. This Agreement and any provisions contained herein shall be governed by and construed in accordance with the laws of the State of New York.

     (d) Multiple Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.


IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the date and year first herein above set forth.



     BFI ACQUISITIONS PLC                   LAIDLAW, INC.


By:___________________________     By:___________________________

Title:________________________     Title:________________________



                                        LAIDLAW INTERNATIONAL
                                          INVESTMENTS B.V.


                                   By:___________________________

                                   Title:________________________